FOR IMMEDIATE RELEASE

INTELLICHECK MOBILISA ANNOUNCES PRICING OF $2.1 MILLION PUBLIC OFFERING

Stock Sale Will Fund Accelerated Development of Groundbreaking Next Gen Threat ID Technology

JERICHO, NEW YORK – June 15, 2016–Intellicheck Mobilisa, Inc. (NYSE MKT:IDN), a leader in threat identification, identity authentication, verification and validation solutions, today announced the entry into an agreement relating to the sale of 1,200,000 shares of common stock at a public offering price of $1.75 per share together with the issuance of 600,000 five year warrants to purchase common stock with an exercise price of $2.20. The gross proceeds from the offering, excluding any proceeds on the exercise of the warrants, are expected to be approximately $2,100,000, before deducting the underwriting discount and estimated offering expenses. A substantial portion of the funds from the raise will advance the development of what are expected to be pioneering products based on the latest, patented photonics innovations for threat assessment and document authentication.

Intellicheck recently announced it had acquired the exclusive rights to Visualant, Inc.’s proprietary Spectral Pattern Matching™ (SPM™) technology for homeland security, law enforcement and crime prevention applications. The technology directs structured light onto a substance, through a liquid or gas, or off a surface, to capture a unique ChromaID signature. The Company believes the new technology will yield unprecedented breakthrough products due to its real-time analysis capabilities that can instantly detect a wide array of materials and substances including counterfeit identification documents such as passports, driver licenses, and identity badges as well as counterfeit currencies. In addition, ChromaID can be used to detect explosives, gunpowder residue, and illicit drugs. The Company expects applications of the innovative technology will be felt globally in every market ranging from defense and law enforcement to retail, banking, and payments.

The Company believes commercialization of new ChromaID-based products will be transformative for a wide variety of clients who would benefit from this cutting-edge technology. “We have heard from Federal and commercial clients who anticipate our new products will have significant, far-reaching implications in deterring domestic and international terrorism and crime, fraud and illegal profit-making operations,” said Dr. William Roof, CEO of Intellicheck.

Intellicheck's portfolio of 25 patents includes many pertaining to identification technology. Its identity technology solutions support customers in the national defense, law enforcement, retail, hospitality and financial markets. The Company’s products scan, authenticate and analyze components of identity documents including driver licenses, military identification cards and other government forms of identification containing magnetic stripe, barcode and smart chip information. The information can be used to provide safety, security and efficiencies across markets. Unlike competitive products, Intellicheck's technology solutions are unique in their ability to provide accurate, real-time identification authentication and situational awareness on both mobile and existing fixed infrastructures that is fully regulatory compliant.

The offering is expected to close on June 20, 2016, subject to satisfaction of customary closing conditions.

The shares and warrants are being offered by Intellicheck Mobilisa, Inc. pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Joseph Gunnar & Co., LLC is acting as sole book-running manager for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Joseph Gunnar & Co, LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone 212-440-9600, email: prospectus@jgunnar.com.

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Contact:

Media and Public Relations: Sharon Schultz (302) 539-3747

About Intellicheck Mobilisa

Intellicheck Mobilisa is an industry leader in threat identification, identity authentication, verification and validation systems. Our technology makes it possible for our customers to enhance the safety and awareness of their facilities and people, improve customer service, and increase operational efficiencies. Founded in 1994, Intellicheck has grown to serve dozens of Fortune 500 companies including retail and financial industry clients, national defense clients at agencies, major seaports, and military bases, police departments, and diverse state and federal government agencies. For more information on Intellicheck Mobilisa, please visit http://www.intellicheck.com/.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward looking statements including, without limitation, the statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to general market conditions, development and product commercialization activities, and the success of its research, development and expansion of sales and marketing team, plans and strategies and its ability to protect its intellectual property. These and other risks and uncertainties are identified and described in more detail in Intellicheck Mobilisa's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Intellicheck Mobilisa undertakes no obligation to publicly update or revise any forward-looking statements.